                                                                EXHIBIT 23.1



                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ibis Technology Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-3 of Ibis Technology Corporation of our report dated January 19, 1996, relating to the balance sheets of Ibis Technology Corporation as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, which report appears in the annual report of Form 10-K of Ibis Technology Corporation, and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                                /s/ KPMG Peat Marwick LLP



Boston, Massachusetts
July 29, 1996